Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

EALIXIR INC.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, 0.001 par value per share(3)	Rule 457(o)	-	-	$15,000,000	0.0001102	$1,653.00
Equity	Representative’s Warrants to purchase Common Stock (4)	Rule 457(g)	-	-	$-	-	$-
Equity	Common Stock issuable upon exercise of the Representative’s Warrants(5)	Rule 457(o)	-	-	$862,500	0.0001102	$95.05
Total Offering Amounts					$15,862,500		$1,748.05
Total Fees Previously Paid							$0
Total Fee Offsets							$0
Net Fee Due							$1,748.05

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)	Includes the common stock, 0.001 par value per share (the “Common Stock”), of Ealixir Inc. that may be issued on exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue, upon the closing of this offering, Representative’s warrants to Spartan Capital Securities, LLC (or its designees) entitling it to purchase up to 5% of the aggregate shares of Common Stock in this offering. The Representative’s warrants are exercisable at a per share exercise price equal to 115% of the public offering price per share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s warrants is $862,500, which is equal to 115% of $750,000 (5% of $15,000,000 for the shares of common stock sold in this offering.